Exhibit 10.15

Co-Location

Services Agreement

1

CO-LOCATION SERVICES AGREEMENT

This Co-Location Services Agreement (the “Agreement”) is made and entered into as of December 2, 2024 (the “Effective Date”), by and between BitMine Immersion Technologies, Inc. (“you”, “your” or “Customer”), and DVSL ComputeCo, LLC (“Host”), and contains the terms and conditions under which Host will provide, and you will pay for providing dedicated space, housing, powering, connecting, facility monitoring, and servicing specialized computer equipment dedicated to mining cryptocurrency (collectively, “Services”), as further described herein. You and Host may be referred to collectively as the “Parties” or individually as a “Party”.

WHEREAS, the Parties desire to enter into this Agreement in order to continue their business relationship in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions and Representations

1.1 Definitions

Terms capitalized in this Agreement have the following meanings:

Affiliates means a Party’s shareholders, directors, officers, employees, and agents, as well as a Party’s subsidiaries (entities in which such Party owns fifty percent (50%) or more of voting power) and each of their directors, officers, employees, and agents.

Added Charges means charges that Host may invoice to you from time to time for (a) Connectivity Services that exceed the capacity specified in the original Customer Order (b) Other Services or fees or costs set forth under Section 2.11.

Authorized Personnel means each person that: (a) is included on the most recent list of persons designated by you in writing to act on your behalf in accordance with Host’s then-current procedures; or (b) accompanies Authorized Personnel as described in (a) while at a Co-Location Center, other than Host Personnel.

Capacity Factor means the (i) number of hours your data center infrastructure will have access to electricity pursuant to Host’s power purchase and interconnection arrangements divided by (ii) the total number of hours in the applicable month.

Computational Routine means any set of coded instructions that Mining Equipment may execute.

Confidential Information means non-public information, including (a) information disclosed by the Disclosing Party, in writing or orally, marked as confidential at the time of disclosure; and (b) information containing the Disclosing Party’s communications or proposals, financial statements, intellectual property, benchmarking information, satisfaction surveys, information of any kind and in any medium relating to its business planning or business operations, or trade secrets and any other information that enjoys commercial value because it is not generally known by others, and specifically includes, without limitation, the actual physical location of any Co-Location Center, that may be disclosed, whether orally or in writing, from or on behalf of a Party (in such capacity, the “Disclosing Party”) to the other Party (in such capacity, the “Receiving Party”). The terms and conditions of this Agreement are also deemed the Confidential Information of the Parties.

2

Connectivity Services means the electrical power needed to run the Mining Equipment and access to the Internet.

Co-Location Center means any one of Host’s warehouse facilities where Host connects and runs cryptocurrency mining equipment. A facility may include a facility secured through a co-location agreement with a third party who either owns or leases a space or building (“Third Party Facility”).

Co-Location Rate means the aggregate monthly fee due by you, as laid forth in Exhibit A.

Cryptographic Reward means cryptocurrency earned from your Mining Equipment, while mining for cryptocurrency.

Customer Order means the Services and the number and type of Mining Equipment to be delivered as you specify on Exhibit A.

Host Personnel means an employee, consultant, director, owner or agent of Host.

Customer Space means the space allocated to you within the Facility.

Demand Reduction Benefit Program means any scheme initiated by a power supplier, power network supplier or other third party in the power market area managed by ERCOT under which power consumers receive a benefit in connection with any limitation on their power demand during times of peak power usage including the Four Coincident Peak (or, “4CP”) program administered by ERCOT.

ERCOT means Electric Reliability Council of Texas, Inc., a Texas non-profit corporation or any successor entity or governmental authority.

Fees means those fees set forth on Exhibit A and any other amounts owed hereunder.

Failed Deployment Charge: $0.90 per kW of unoccupied data center capacity each day (as capacity is determined pursuant to Exhibit C based on full utilization of 2,880 units).

Force Majeure means a cause or event that is not reasonably foreseeable or is not otherwise caused by or under the control of the Party claiming Force Majeure, and includes acts of God, fires, floods, explosions, riots, wars, hurricane, sabotage, terrorism, vandalism, restraint of government, governmental acts, change of law, injunctions, pandemics and related governmental actions of any type, and other like events that are beyond reasonable anticipation and control at the time of entering into this Agreement.

Mining Equipment means the cryptocurrency mining equipment owned by you for deployment in the Mining Space as specified on the Customer Order.

3

Mining Space means the dedicated area inside a Co-Location Center that Host uses to connect and run your Mining Equipment.

NET Income means, for a given period, the Cryptographic Reward, multiplied by the corresponding Spot Price, minus the sum of the Power Cost (as defined in Exhibit A) and the Fixed Charge (as defined in Exhibit A) over the period.

Other Services means, other than its Standard Services, the additional services that Host may provide under the terms of this Agreement. Other Services may include, without limitation, removing and replacing Mining Equipment and repairing Mining Equipment.

Outage Time means the total hours of failure of 95% or greater of your units of electrical power or internet connectivity of each month, excluding mandatory and contracted curtailments by the grid operator which, for the avoidance of doubt, include the 6 hours on weekdays where the data center is idle.

Payment Default means payment of any undisputed Fees is unpaid after their respective due dates.

Power Supply Contract means Host’s agreements with third parties related to the provision of power to the Facility.

Profit Margin means Cryptographic Reward Share (as set forth in Exhibit A) divided by Cryptographic Reward.

Security Deposit means a deposit of funds use to secure your payments hereunder, as set forth on Exhibit A.

Service Level Credits means those credits as specified on Exhibit A.

Services means, collectively, the Other Services and the Standard Services.

Spot Price means, for a given period and a given cryptocurrency, the open price plus the close price, divided by 2.

Standard Services means Host’s service of housing your Mining Equipment in its Co-Location Center and providing Connectivity Services.

Start Date means the date that Mining Equipment successfully begins operation upon deployment in the Co-Location Center, as set forth on Exhibit A.

Term has the meaning set forth in Section 6 below.

Termination Fees means those fees laid forth in Exhibit A.

Written Notice shall mean written correspondence via letter or email to those parties designated in Section 1.3, and, for the avoidance of doubt, exclude call, text message, WeChat, Telegram or other messaging medium.

4

1.2 Representations, Warranties, and Covenants.

By signing this Agreement or paying the first invoice, You represent, warrant, and covenant that:

1.	You have the legal right and authority to use the Mining Equipment in the manner contemplated under this Agreement;
2.	You acknowledge and agree You have had sufficient opportunity to review to your satisfaction historical and expected future market rates for power of the Grid System set forth in Exhibit A;
3.	The individual executing and delivering this Agreement has been duly authorized to enter into and perform this Agreement on behalf of you, and the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound;
4.	You will comply with all applicable laws required for the due performance of this Agreement;
5.	The Mining Equipment is currently in good working condition and, to your knowledge without material defect;
6.	You are an entity that has been duly organized under applicable law and is in good standing;
7.	The Mining Equipment, if insured, is insured by you at amounts to your satisfaction.

By signing this Agreement, Host represents, warrants, and covenants that:

1.	Power costs are based on market rates set by the applicable grid system set forth in Exhibit A;
2.	The individual executing and delivering this Agreement has been duly authorized to enter into and perform this Agreement on behalf of Host, and the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound;
3.	Host is duly authorized to grant You access to and use of the Mining Space for the purposes and under the terms of this Agreement and will be so authorized during the Term;
4.	Host’s use of the Co-Location Center and its Services to its knowledge at all times materially complies with all applicable laws;
5.	Host shall be licensed, approved, permitted, or consented by any local government (as required) to provide the Services hereunder;
6.	Host (a) is properly constituted and organized, (b) is duly authorized to enter into and perform this Agreement, and (c) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound;
7.	Host has prepared an adequate disaster recovery plan for the Co-Location Center and will implement such plan as needed during the Term to mitigate disruption to the Services or harm to the Mining Equipment;
8.	Host shall keep accurate books and records of the Services and all expenses passes on to you and, upon request, shall provide copies of invoices it receives underlying the costs passed on to you;
9.	Host represents and warrants that it owns the property and premises of the Co-Location Center at which the Services will be rendered, and will maintain such ownership during the duration of this Agreement’s Term; and
10.	Host’s facilities and operations are insured at commercially reasonable levels in light of the business it conducts there.

Both Parties represent that:

1.	Each Party now or in the future may be a publicly traded company and certain laws restrict the trading of securities on the basis of material, non-public information (“MNPI”). Each Party confirms, acknowledges and agrees that it may obtain MNPI as a result of this engagement. Each Party represents and warrants that it is familiar with all applicable securities laws with respect to MNPI and confirms, acknowledges and agrees that it will comply with all such laws in respect of this Agreement.

5

1.3 Notices.

Any notices to be provided to the Parties under this Agreement shall be delivered to the following addresses (whether by mail or electronic email) or via a ticketing system which Host shall designate (“Written Notice”).

To You:

BitMine Immersion Technologies, Inc.

2030 Powers Ferry Road SE; Suite 212

Atlanta, GA 30339

Attention: Jonathan Bates

Email: jbates@bitminetech.io

To Host:

DVSL ComputeCo, LLC

325 Washington Ave. EXTENSION

Albany, NY 12205

Attention: CFO

Email: Legal@soluna.io

2. Operations

2.1 Operations, General. Upon delivery of the Mining Equipment, Host will undertake activities to procure, install, and operate all capital equipment, software, and related technology to commence the operations of the Mining Equipment in the Mining Space as promptly as possible, but in no event later than forty-five (45) days after delivery of the Mining Equipment. Once in operation, Host will perform ongoing and support operations to keep the Mining Equipment operating according to commercially reasonable standards, taking into account the type and age of the Mining Equipment, to ensure adequate and reasonable ongoing operations and monitoring of the Mining Equipment including required software updates, systems maintenance, thermal monitoring, and other optimization.

2.2 Delivery. You will deliver, at your own risk of loss and sole cost and expense, each unit of Mining Equipment to the location designated in Exhibit A. You shall endeavor to provide Host with no less than three (3) weeks prior Written Notice of the actual delivery date. Host will receive, unpack, and inspect Mining Equipment for damage and, if damaged, inform you and arrange to repair or replace the Mining Equipment. The Services provided herein is based on the total number of units to be serviced as specified on the Customer Order. If the total number of units delivered exceed the number of units specified under Customer Order (“Excess Units”), then Section 2.11 shall apply. In performing their respective duties under this Section 2.2, Host shall bear the risk of loss during the packing and unpacking, in either case, if performed by the Host, of the Mining Equipment following Host’s receipt thereof, and you shall bear the risk of loss during the initial shipment and the return shipment before and after the Mining Equipment are handled by or are otherwise within the custody of Host.

2.3 Installation. Within fifteen (15) days of receiving the Mining Equipment, or as otherwise mutually agreed by the Parties, Host will install Mining Equipment in the Mining Space that Host deems suitable in its sole reasonable discretion. You must provide, at your expense, all other accessories that may be required to access Connectivity Services, including, without limitation a power supply, all power delivering devices must have a point of disconnect. You must also provide any equipment required to alter Host’s specified environment to meet your co-location needs and installation of such equipment shall be governed by Section 15.2 (Out of Scope Labor).

6

2.4 Failed Deployment

Initial Deployments: The Host will undertake to deploy the Mining Equipment in a timely manner. If the Host fails to complete the deployment within ten (10) calendar days of the deployment timeline described in Exhibit A, the Customer will be entitled to a service level credit against future invoices.

The Customer must deliver the specified number of units of Mining Equipment to the Host's facility at least ten (10) calendar days before the Start Date stated in Exhibit A. The Host will deploy the machines according to the deployment timeline described in Exhibit A.

If the Customer fails to deliver the minimum number of units within the specified timeframe, the Customer will incur a Failed Deployment Charge payable to the Host, which will continue to accrue until such requisite number of units are delivered. If Customer fails to deliver such units within ten (10) days from the deployment timeline described in Exhibit A, Host may to terminate this Agreement with immediate effect upon written notice to Customer.

Operations and Additional Machines: if the Host identifies a non-hashing unit or requires additional units due to underperformance of the Customer's fleet of deployed units, the Customer shall have a period of ten (10) calendar days from receipt of written notice by the Host to deliver a fully replacement unit. Failure to deliver a fully working unit within this period will result in a Failed Deployment Charge

Operations and Additional Machines: If, during the term of this Agreement, the Host identifies a non- hashing machine or requires additional machines due to underperformance of the Your fleet, the Parties shall agree on a commercially reasonable solution to either repair or replace such machine. If the Parties decide to pursue a repair in respect of some or all of the non-hashing machines, they shall work in good faith to repair the non-hashing machines on a commercially reasonable basis. If the Parties decide to pursue a replacement in respect of some or all of the non-hashing machines, they shall work in good faith to replace the non-hashing machines on a commercially reasonable basis; provided, that, in the case of a repair, You shall be assessed a fee of $1.1 per kWh for energy that would have been consumed by such non-hashing machines for the period in question for any non-hashing machines that are not delivered for installation to Host within forty five (45) days after the mutual decision by the Parties to pursue a replacement is made in writing; provided, further, that no such fee shall be assessed if the reason for such machine being non-hashing in caused in material part by Host or if such non-hashing is due to a Force Majeure event. In performing their respective duties under this Section 2.4, Host shall bear the risk of loss during packing, and you shall bear the risk of loss during return shipment.

2.5 Monitoring. Host will monitor its own facility (including, for the avoidance of doubt, the Mining Space) with its own systems in accordance with its internal protocol and practices which shall be based on reasonably prudent operating principles for the nature of the Services. Host will monitor the safety of the Mining Equipment and all its removable parts by organizing security and video surveillance devices for the Co-Location Center. Host shall monitor the safety and function of the Mining Equipment and shall at all times segregate and maintain the identification of the Mining Equipment.

You will receive access to Host’s suite of monitoring tools, which may change from time to time but shall initially be access to a Foreman ASIC Monitoring & Management client portal. Host shall use this and its proprietary software, MaestroOSTM, to idle and reboot machines. Both Parties must agree in writing to the installation of any non-stock firmware onto Mining Equipment. Such agreement shall be set forth in an addendum to this Agreement, executed by both Parties, and shall otherwise be subject to the terms hereof.

From time-to-time, Host may request you to switch to a backup mining pool specified by you at any time that your chosen mining pool has limited up-time, problematic or high-maintenance connectivity, or requires excessive monitoring. Host shall not be held responsible, nor shall be required to compensate Service Level Credits, for downtime or lost revenue or operations arising from your failure to do so.

In the event of any loss or damage of the Mining Equipment due to Host’s intentional misconduct or gross negligence (such as unstable racks, unreinforced cryptocurrency mining facilities, etc.—but specifically excluding ordinary wear-and-tear on your Mining Equipment), Host shall compensate you for such loss or damage. You are otherwise solely responsible for provision of correct network destination information, reception of the results of operation at your preferred destination (e.g., network, mining pool), and management of the value derived thereby.

7

2.6 Maintenance. Host does not have any duty to repair Mining Equipment, and at your request only, will (a) fix a trivial failure whose repair requires nothing more than minimally invasive techniques, or (b) upon separate mutual agreement between you and Host that shall be governed under section 15.2 (Out of Scope Labor), with such agreement not to be unreasonably withheld, conditioned or delayed. Maintenance that requires de-racking of machines (e.g., PSU or fan swaps, or swapping of control boards) are not included in the contract price and will incur out of scope labor charges. As set forth in Exhibit B, a fixed number of hours per week of out-of-scope labor (“Hours Cap”) is included in the Fixed Charge. Any out-of-scope labor beyond the Hours Cap will incur at the rate laid forth in Exhibit B. SPARE PARTS ARE NOT INCLUDED IN THE SCOPE OF SERVICE. You agree that you will not hold Host responsible for any damage to Mining Equipment incurred during troubleshooting or maintenance unless such damage is due to Host’s intentional misconduct or gross negligence.

2.7 Mining Space. Host hereby represents and warrants that the Mining Space is in good working condition and suitable for use as contemplated herein and covenants that it shall operate the Co-Location Center in accordance with all applicable laws and regulations. Issues arising from Host’s failure to remedy any issue after reasonable opportunity to do so, which is brought to Host’s attention by you via Written Notice, shall be governed under the terms of 6.3(a) Termination.

2.8 Limited Access, Inspection. Host will keep the Co-Location Center secure and accessible only to Authorized Personnel and Host Personnel.

You shall have the right, upon reasonable prior Written Notice to Host, and at reasonable times during usual business hours of Host to inspect any physical assets held or operated by Host that comprise or otherwise belong to you; it being understood that such inspection shall not unreasonably interfere with the operations of the facility. You may exercise such right through any agent or employee you designated in writing by you or by an independent public accountant, engineer, attorney or other consultant or representative so designated. Host shall review and respond in a timely manner to any claims or inquiries made by you regarding matters revealed by such inspection.

2.9 Relocation. Host may, in the event of (i) any imminent harm or damage to the Mining Equipment or (ii) due to inability to operate in the Mining Space – and at Host’s sole cost and expense – re-locate Mining Equipment to a different mining space in the same Co-Location Center, provided that (a) the representation and warranty contained in Section 2.7 shall apply to the new mining space, and (b) in the event any such relocation damages the Mining Equipment, Host shall reimburse you for any related damages.

2.10 Removal. Host may also remove any item of your Mining Equipment that Host believes, in good faith and in its sole reasonable discretion, poses a risk of damage to other equipment or is generally a hazard to the Co-Location Center.

You may replace any item of your Mining Equipment with equipment of reasonably equivalent machine efficiency, measured in the aggregate, with ten (10) days prior Written Notice. You may not remove your Mining Equipment except as part of a repair or replacement procedure pursuant to the preceding sentence except pursuant (a) to the expiration or termination of this Agreement, (b) to mitigate a Force Majeure event, (c) to comply with applicable law, (d) pursuant to Section 2.11 or any other provision of this Agreement, or (e) as mutually agreed by the Parties. Upon termination or expiration of this Agreement, you may remove your Mining Equipment, and the Parties shall reasonably cooperate in respect of the removal of the Mining Equipment by you on a commercially reasonable basis.

2.11 Excess Units. If the number of units of Mining Equipment delivered exceeds more than 10% of the number of units as specified in the Customer Order, a handling fee may be charged as laid forth in Exhibit A. Host, at its sole and absolute discretion, may elect to (a) accept the Excess Units and charge a reasonable and proportional additional rate on any increase in Connectivity Services used as a result of adding additional units under this Agreement, (b) return the Excess Units pursuant to this Section 2.11, or (c) store the Excess Units until you make arrangements to have them picked up at the storage location. You may be charged at Host’s discretion, a storage rate of ten (10) dollars per day per unit if stored within Host’s co-location facility. You shall take commercially reasonable efforts to remove any such excess units and failure to do so shall be considered a materially breach of this Agreement.

8

2.12 Title; Lien

You have legal title to your Mining Equipment, and services provided by Host shall not cause any transfer or change of such title.

2.13 Ownership. As between the Parties, all Mining Equipment and associated cryptocurrency shall, at all times, be considered sole personal property of BitMine Immersion Technologies USA, Inc., regardless of the manner in which it may be affixed to the premises and will not be construed as fixtures or fittings or otherwise attached to Host premises. Host may not place or caused to be placed any lien or encumbrance of any kind against the Mining Equipment or associated cryptocurrency.

2.14 Reports. Host shall provide written triage reports, not less than twice monthly. Such triage reports will accurately list all units of Mining Equipment performing at sub-optimal levels, a commercially reasonable proposal of remediation to improve the performance of the Mining Equipment, and a reasonable estimated forecast of hours that would be required to remediate the performance of the Mining Equipment.

3. Connectivity Services

3.1 Provision of Service. Host will provide Connectivity Services to Mining Equipment throughout the Term in the capacity specified in the Customer Order. Usage exceeding such capacity will be billed at the maximum rate under Host’s respective electrical and internet rate schedules.

3.2 Right to Modify Connectivity Services. Host may, for any reason, at any time, and in any event at Host’s cost and expense, modify its equipment, cabling, and network facilities for providing Connectivity Services at the Co-Location Center, provided that such modification does not negatively impact the Connectivity Services.

3.3 Service Level Requirements.

a)	The Customer acknowledges that Host:

(i)	Participates in the ERCOT wholesale market in certain capacities using the Facility.
(ii)	May be subject to curtailment at the direction of ERCOT, the interconnecting utility, or the retail electric service provider to the Facility.
(iii)	May be unable to operate due to extreme weather events or other events beyond its control.
(iv)	The Customer has reviewed the Host’s Power Purchase Agreement (“PPA”) attached hereto as Exhibit G and interconnection configuration as part of its due diligence and understands that, except as laid forth in this Section 3.3, the Host does not provide any availability guarantees that electricity will be available to Customer at any given time. Customer also agrees to cooperate with Host to reduce electric consumption at the Facility as required under the terms of the PPA or other ancillary agreements, or as required by ERCOT, retail electric provider, or qualified scheduling entity, the interconnecting utility or Host’s retail electric service provider.
(v)	Demand Reduction Benefit Programs. Customer hereby expressly consents to Host or affiliate of Host, or landlord of Host’s participation in any Demand Reduction Benefit Programs, as determined by Host in its reasonable discretion.

b)	Host is operating a low-capacity, tier zero data center with targeted Capacity Factor of 95%. Host shall use commercially reasonable efforts to make the Services available to Customer 95% or more of the time each month.

With respect to Capacity Factor, Customer shall have the following remedies if Host cannot achieve 85% capacity-factor over a 30-day period within any two consecutive billing periods: (i) Customer shall provide written notice of such deficiency to Host; and (ii) If Host is unable to remedy the deficiency of Capacity Factor within 30 days of such written notice, Customer shall have the right to terminate this Agreement under Section 6.3(a) without any penalties or further obligations other than the obligations laid forth in the Customer Order. Notwithstanding anything to the contrary in this Agreement, the remedies set forth in Section 3.3(b)(ii) are intended to be Customer’s sole and exclusive remedy in the event Host is unable to satisfy the conditions set forth in this Section 3.3(b).

Customer may request a Capacity Factor forecast and/or any commercially reasonable supplemental analysis related to power supply.

9

c)	Customer acknowledges and agrees that:

i. Host’s participation in such Demand Reduction Benefit Programs are done only pursuant to the Power Supply Contracts to which Customer is not a party and under which Customer has no enforceable rights, duties, or obligations;

ii. Host’s participation in such Demand Reduction Benefit Programs may result in partial or complete reduction in power available to the Facility, including the Customer Space (and, therefore, to the Mining Equipment) from time to time; provided, however, that Host agrees to apply best efforts to treat all customers fairly and equitably in terms of the proportion of data center shut down.

However, Host shall have the discretion to exercise its judgment in determining the appropriate course of action, and the only standard to be applied shall be that the Host tries to achieve equity among all affected customers. The Host shall not be liable for any claims or damages arising from any decisions made in good faith and in accordance with this clause;

iii. except as set forth herein, that Host shall not incur any liability to Customer as a result in any reduction in power to the Facility, the Customer space, or the Mining Equipment in connection with Host’s participation in such Demand Reduction Benefit Programs;

iv. Host’s right to participate in any Demand Reduction Benefit Programs, as determined by Host in its sole discretion, forms an essential basis of the agreements set forth in this Agreement, and that, absent such right, the terms of this Agreement, including the applicable fees, would be substantially different and/or Host would not enter into this Agreement. If a Demand Reduction Benefit Program results in failure to meet the uptime requirements specified herein, Customer may terminate this Agreement and any Customer Order without any further obligation to Host shall immediately (and in no event longer than ten (10) Business Days) return any Security Deposit(s) to Customer.

4. Mining Operations

4.1 Use Restricted to Mining. You shall limit the Computational Routines of the Mining Equipment to processes that mine cryptocurrency and all attended sub-routines, including processes for management and monitoring of the Mining Equipment and participating in mining pools.

4.2 No Assurances. Host does not guarantee that use of Mining Equipment solely for mining cryptocurrency is now or will continue to be permitted under the laws of any jurisdiction that may have authority over you.

4.3 Legal Compliance. You shall comply at all times with all applicable laws, regulations, and ordinances of any applicable governmental authority relating to your use of the Mining Equipment.

4.4 KYC & Money Laundering Checks. You shall submit to reasonable and standard “Know Your Customer” checks upon execution of this Agreement

.

4.5 Neither Lease Nor License. You expressly acknowledge and agree that Host’s provision of the Services is neither a lease of, nor a license to access, your space within the Co-Location Center. This Agreement does not convey to you an interest in real property.

10

5. Fees and Billing

5.1 Fees. The applicable fee for Host’s Standard Services and any Other Services provided during the Term shall be as set forth in Exhibit A.

5.2 Payments

1.	Standard Services. You will pay the fee for Host’s Security Deposit and Set-up Fee as set forth on Exhibit A properly invoiced in full and prior to the Start Date. Undisputed monthly payments are due with respect to the Co-Location Rate, as set forth on Exhibit A.
2.	Other Services. You will pay any undisputed Added Charges promptly upon receipt of an invoice from Host. Please refer to payment terms in Section 15.
3.	If a Payment Default exists for seven (7) calendar days, in addition to the rights granted to Host under this Section 5.2, the unpaid amount shall accrue an additional penalty of fifteen (15%) percent per annum, which shall be assessed and become due immediately.
4.	If a Payment Default exists for twenty-one (21) calendar days, Host may elect in its sole discretion to terminate the Agreement and elect to retain funds from the Security Deposit (as defined in Exhibit A) up to the amount of any such Payment Default. If Host makes such selection, its shall be treated as a Termination For Convenience by Customer pursuant to 6.3(b) of this Agreement and applicable fees shall come due.
5.	Fee Disputes. You may, in good faith, dispute any invoice or any part thereof (a “Disputed Amount”) by submitting a written notice of such dispute along with reasonable supporting documentation within ten (10) calendar days of the date of the initial invoice on which the Disputed Amount appears. Host will review the Disputed Amount after its receipt of the relevant notice and will review and discuss the Disputed Amount with you, providing accurate underlying documentation substantiating the invoice amounts. If the amount was billed in error, a credit for the amount invoiced incorrectly will be made to the next invoice. If the amount was invoiced correctly, you will pay the amount so invoiced but not yet paid.

5.3 Taxes. Each Party is responsible for paying all taxes, fees, or assessments and other charges imposed on it by any governmental agency that may result from this Agreement, or any of the activities contemplated hereunder.

6. Term, Renewal, Termination

6.1 Term. This Agreement shall commence on the day Host receives a deposit from you and, unless earlier terminated in accordance with Section 6.3 or Section 15.1, shall continue until the period laid forth in Exhibit A (the “Term”).

6.2 Renewal. Unless either Party expresses a desire not to renew this Agreement in writing no later than thirty (30) calendar days prior to the end of the Term, this Agreement will automatically renew on a month-to-month basis until termination by either Party. If no notice of termination is provided, this Agreement shall continue in effect for each successive month until terminated by either Party with at least 60 days’ written notice. Any such termination shall be effective at the end of the then-current month.

11

6.3	Termination. This Agreement may be terminated in any of the following ways:

a)	Termination for Breach. In addition to the right of Host to terminate this Agreement pursuant to Section 2.4, either Party may terminate this Agreement immediately upon Written Notice to the other Party (“Termination Notice”) in the event that the other Party has materially breached any obligation under this Agreement or any other written agreement, contract or document between the parties or their Affiliates, or any of its representations or warranties under this Agreement are inaccurate in any material respect, and such breach or inaccuracy is not cured within thirty (30) days of Written Notice. If you terminate this Agreement pursuant to this 6.3(a):

a.	payment of the Early Termination Fee will not be required; and
b.	you have the right to immediately remove any item of your Mining Equipment from the Co-Location Center.

If Host terminates this Agreement due to a Payment Default, Host shall be entitled to exercise its rights pursuant to Section 5.2 hereof with respect to any unpaid amounts due hereunder.

b)	Termination for Convenience. Except as expressly provided herein, either Party may unilaterally terminate this Agreement in its sole discretion without cause upon sixty (60) days prior written notice, but if you terminate this Agreement you will be obligated to pay (i) any past due amounts and fees, (ii) De-Racking Fees (as set forth in Exhibit A) and (iii) the Early Termination Fee in the amount set forth on Exhibit A (collectively the “Termination for Convenience Fees”). Following the Initial Term, either Party may terminate upon thirty (30) days prior written notice and the Early Termination Fee shall not apply. Termination of the Agreement under this section 6.3(b) may be in total or in part, provided any partial termination must be in units of 1.1 MW buildings.

c)	Termination due to Low Hashprice. If, during any two consecutive months, a theoretical machine achieving at 29 J/Th does not achieve $45 / MWh on average revenue, either party may terminate the Definitive Documentation for convenience by providing thirty (30) days' prior written notice to the other party. In the event of termination under this clause (i) neither party shall be required to pay an Early Termination Fee. And (ii) The Customer shall still be obligated to pay any past due amounts and fees accrued up to the termination date. NO DE-RACKING FEE SHALL BE DUE FROM CUSTOMER TO HOST.

For the avoidance of doubt, termination under this clause allows either party to exit the agreement without incurring penalties, aside from any outstanding financial obligations incurred during the term

d)	Set-off against Security Deposit. In the event of a termination of this Agreement for any reason, Host shall be entitled to retain all or a portion of the Security Deposit against payments owed to you by Host.

e)	Profit Margin-Based Termination. Either Party may terminate this Agreement if the total Profit Margin is less than thirty percent (30%) for two (2) consecutive monthly billing periods. The terminating Party must provide thirty (30) days written notice of its intent to terminate under this Section, and such termination will take effect after the notice period. Upon termination under this section:

a.	Payment of the Early Termination Fee will not be required; and
b.	You may immediately remove any of the Mining Equipment from the Co-Location Center.

f)	Force Majeure Termination. Either Party may terminate this Agreement upon written notice in the event that performance is delayed or interrupted by a Force Majeure event for more than thirty (30) consecutive days, and the impacted Party has not been able to mitigate the effects of such event. No Early Termination Fee shall be due in the event of such termination.

7. Risk of Natural Disaster

Host will bear the risk of loss due to a natural disaster only to the extent that (a) the event precipitating the loss is due to Host’s intentional misconduct or gross negligence, and (b) Host’s insurance policy provides coverage for your claim of loss. Otherwise, you shall bear the risk of loss resulting from such natural disaster (e.g., natural fire, earthquake or flood). You expressly acknowledge this risk and understand the advisability of obtaining your own policy of insurance to cover the risk of loss of your Mining Equipment due to a natural disaster.

12

8. Disclaimer

THE MINING SPACE AND THE CONNECTIVITY SERVICES ARE PROVIDED “AS IS” AND HOST DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. OTHER THAN AS SPECIFIED HEREIN, HOST DOES NOT WARRANT THAT THE MINING SPACE AND/OR THE SERVICES WILL BE AVAILABLE UNINTERRUPTED, ERROR-FREE OR IN A COMPLETELY SECURE BASIS. IT IS INTENDED THAT THE FEES AND CHARGES PAYABLE BY YOU HEREUNDER SHALL BE A NET RETURN TO HOST, FREE OF EXPENSE, CHARGE, OFFSET, DIMINUTION OR OTHER DEDUCTION WHATSOEVER ON ACCOUNT OF THE PREMISES OR THE MINING SPACE (EXCEPTING FEDERAL AND STATE INCOME TAXES OF GENERAL APPLICATION AND THOSE EXPENSES WHICH THIS AGREEMENT EXPRESSLY MAKES THE RESPONSIBILITY OF HOST). YOU HEREBY WAIVE ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE TO MAKE REPAIRS TO THE MINING SPACE OR THE PREMISES AT HOST’S OR HOST’S LESSOR’S EXPENSE.

YOU UNDERSTAND THAT HOST FACILITIES PARTICIPATE IN CERTAIN INTERRUPTIBLE RATE CLASS AND POWER RELIABILITY PROGRAMS. YOU WARRANT AND ACKNOWLEDGE THAT SERVICE INTERRUPTIONS MAY OCCUR FROM TIME-TO-TIME AND THAT THE FAVORABLE CO-LOCATION RATES YOU ARE RECEIVING ARE IN CONSIDERATION FOR THESE PROGRAMS CONSISTENT WITH THE SERVICE LEVEL AGREEMENT PROVISIONS OF THIS AGREEMENT. YOU AGREE THAT YOU SHALL NOT BE ENTITLED TO BONA FIDE INTERRUPTIONS OF SERVICE AS A RESULT OF HOST’S OBLIGATIONS ARISING FROM INTERRUPTIBLE RATE CLASS AND POWER RELIABILITY PROGRAMS CONSISTENT WITH THE SERVICE LEVEL AGREEMENT PROVISIONS OF THIS AGREEMENT.

9. Limitation of Liability

EXCEPT FOR ACTS OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY RELATED TO OR ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO $1,000,000. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR EMPLOYEES, AGENTS, OR HOSTS, OR ANY OTHER THIRD PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING IN RELATION TO THE MINING SPACE, THE MINING EQUIPMENT, THE SERVICES, INCLUDING WITHOUT LIMITATION THE SERVICES SET FORTH IN THE CUSTOMER ORDER FORM, HOST’S OR YOUR BUSINESS OR OTHERWISE, WHICH CLAIMS INVOLVE INDIRECT, INCIDENTAL, PUNITIVE, LOST PROFITS OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

10. Indemnification

Each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates from and against any and all claims, demands, actions, damages, liability, judgments, reasonable expenses and costs (including but not limited to reasonable attorneys’ fees) (each, a “Loss”) arising from the indemnifying Party’s (a)  breach of any representation or warranty hereunder, (b) breach or nonperformance of any covenant or obligation hereunder, or (c) violation of any material applicable law or regulation applicable to the subject matter of this Agreement.

11. Third-Party Release of Liability and Consent of Obligations to Third Parties

Host shall be fully responsible for any losses arising from the negligent or intentional acts and omissions of any and all third parties, including the Host Personnel and third parties, involved in the Services or with the servers and any third parties who own, lease or sublease all or any portion of a Co-Location Center.

13

12. Confidential Information

The Receiving Party will hold the Disclosing Party’s Confidential Information in strict confidence, and will not use, publish, or disclose it to anyone else without first obtaining the Disclosing Party’s prior written permission, except in respect of information that (a) becomes part of the public domain through no fault or action of the Receiving Party; (b) becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; or (c) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information. Neither Party will use or disclose Confidential Information of the Disclosing Party without its prior written consent, except where: (i) the disclosure is required by applicable law or regulation (including securities laws regarding public disclosure of business information), made to a securities exchange through a securities filing, or by an order of a court or other governmental body having jurisdiction after taking steps to maintain its confidentiality where reasonably possible; provided, however, in the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of Disclosing Party’s Confidential Information by a regulatory or prosecutorial authority with competent jurisdiction, it is agreed that, to the extent permitted by applicable law,  Receiving Party will provide the Disclosing Party with prompt notice of any such request or requirement (written if practical) so that the Disclosing Party may seek an appropriate protective order; (ii) it is reasonably necessary to be disclosed to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors; or (iii) it is necessary for a Party to exercise its rights and perform its obligations under this Agreement. In any event, the Disclosing Party shall ensure that disclosure shall not be broader than necessary and that the Receiving Party agrees prior to receipt to keep the information confidential to the same extent as under the Agreement (except that such agreement need not be obtained for disclosures to a court, regulator or arbitrator).

The Parties agree to collaborate toward the release of a public statement regarding their commercial relationship under this Agreement. Neither Party may put out a press release with the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

13. Dispute Resolution

13.1 Applicable Law. This Agreement shall in all respects be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of laws of any jurisdiction other than those of the State of New York. Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the state of New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

14. Miscellaneous

14.1 Survival. The rights and obligations of the Parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive.

14.2 Force Majeure. Any delay or failure in the performance by either you or Host shall be excused if and to the extent caused by Force Majeure, provided, that, the impacted Party shall give notice within five (5) business days of the Force Majeure event to the other Party, stating the period of time the occurrence has occurred and is expected to continue. The impacted Party shall use diligent efforts to prevent and/or end the failure or delay and ensure the effects of such Force Majeure event are minimized, including by implementing its disaster recovery plan, as applicable. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that a Force Majeure event cannot be practically cured by the impacted Party within thirty (30) day, either Party may terminate this Agreement, at no cost or penalty to either Party.

14

14.3 Notices. All notices to be given by one Party to the other pursuant to this Agreement must be delivered in person, by email, by facsimile, or deposited in the United States mail, postage prepaid, by certified or registered mail, return receipt requested and addressed as specified in Section 1.3 of this Agreement. Notices are deemed given and delivered (a) upon receipt, if hand delivered, (b) three (3) days after being properly mailed, or (c) the next business day after having been emailed. Any Party, by Written Notice to the other Party, may alter the address for receipt by it of Written Notices hereunder.

14.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.5 Successors and Assigns. Neither Party shall assign any rights, duties, or obligations hereunder without the prior written consent of the other Party, and any attempt to so assign without such written consent shall be void. Notwithstanding the foregoing, each Party may assign and transfer this Agreement and its rights and obligations hereunder to (a) one of its Affiliates or (b) any other entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the assigning Party’s voting securities or assets. Upon such permitted assignment, the assigning Party shall provide the other Party with Written Notice describing such assignment and updated notice information.

14.6 Negotiation. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

14.7 Modification. No change, amendment, or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both Parties.

15. Terms and Payment

15.1 Terms and payment. You shall be obligated for payment and terms laid forth in Exhibit A, including the monthly Co-Location Rates. In the event of any unavoidable increase in third-party costs borne by Host in connection with the provision of Services hereunder (including any increase in taxes, changes in legislation, or changes in the maximum electricity tariff for Host), Host shall notify you, to the extent commercially reasonable, about its proposed price change in writing at least one (1) week in advance of such increase. No such increase shall be effective unless the Parties have mutually agreed, in writing, to amend this Agreement with respect to such increase. If there is no agreement between the Parties with respect to such increase within two (2) weeks of your receipt of such notice, each of you and Host have the right to unilaterally terminate this Agreement without payment of the Early Termination Fee outlined in Exhibit A.

15.2 Out Of Scope Labor. Host shall have an obligation to operate and monitor equipment in a commercially reasonable manner, as laid forth in Section 2. For projects that are considered out of the scope of Host’s operating obligations (including equipment repair), labor rates shall apply as laid forth in Exhibit B. Host shall provide an estimate and notify you in advance before undertaking out-of-scope labor.

16. Counterparts / Execution. This Agreement and any Exhibit hereto may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

(Signature Page Follows)

15

IN WITNESS WHEREOF, the Parties hereto have caused this Co-Location Services Agreement to be signed by their duly authorized representatives as of the Effective Date.

DVSL ComputeCo, LLC By: Soluna Computing, Inc., its sole member By: __________________________________ Name: John Tunison Title: CFO	BitMine Immersion Technologies, Inc. By: __________________________________ Name: _______________________________ Title: _________________________________

16

EXHIBIT A

STANDARD SERVICES PRICING

AND CUSTOMER ORDER

Customer	BitMine Immersion Technologies, Inc.
FACILITY	9981 County Rd F, Silverton TX 79257
GRID SYSTEM	ERCOT
START DATE

December 2, 2024

Customer units will be delivered to Host in 2 deliveries. 1,500 will be delivered December 2nd , 2024 and the second 1,500 with be delivered January 2nd, 2025. Upon each delivery, Host will perform DOA assessment over a 10-day period. After successful completion of DOA efforts, Host will deploy 2,880 units as quickly as possible with target on or before 15 working days pending circumstances developing as result of DOA or other.

ASSET INVENTORY; TERM

Asset Inventory:

For deployment as indicated on Exhibit C

Term:

●     One Year, after which it will automatically renew month-to-month unless terminated with at least sixty (60) days’ written notice by either Party.

CO-LOCATION DEMAND	9.6 MW of power demand inclusive of losses or 2,880 rackable units, whichever is lower. The Mining Equipment listed in Exhibit C or 9.6 MW of power demand, whichever is lower. (2,880* 3.068 kW = 8,835.84 kW)
CO-LOCATION RATE

The Co-Location Rate shall include the following:

(1)   Power Cost: 100% of the cost of the actual power usage incurred by Customer in powering the Mining Equipment, inclusive of any grid and energy system losses, will be passed through to You during the Term of the Agreement. Power usage will be based on the metering diagram in Exhibit F. The Host shall provide an accurate reconciliation of power costs to you monthly.

(2)   Fixed Charge: 1.6¢ per kWh ($16 per MWh) demand per month of fixed operating costs during the period Cryptographic Reward Share:

o    Profit Split Arrangement: 50% of the cryptocurrency mined, net of the colocation rates (no. 1 + no. 2) above.*

*In any event commodity prices result in negative profitability both parties shall endeavor to shut down the machines as quickly as possible. For the avoidance of doubt, any losses arising from the profit share shall be borne exclusively by the Customer.

For clarity:

(Cryptographic Reward per month – Power Cost per same month – Fixed Charge per same month) * 50% = Cryptographic Reward Share per such month

Co-Location Rate = Power Cost + Fixed Charge + Out of Scope Labor + Cryptographic Reward Share

(3)     In Scope Labor: As set forth in the Exhibit E, SLNH Service Level Agreement.

(4)     Out of Scope Labor: Maintenance that requires de-racking of machines (e.g., PSU or fan swaps, or swapping of control boards) are not included in the contract price and will incur out-of-scope labor charges. Any out-of-scope labor beyond the Hours Cap (as defined in Exhibit B of the Agreement) will incur at the rate laid forth in Exhibit C of this Agreement. COST OF SPARE PARTS ARE NOT INCLUDED IN THE SERVICE FEES.

Customer Order includes 20 hours of free Out of Scope Labor per month, which does not rollover month-to-month.

17

SET-UP FEE / DE-RACKING FEE

One-time Setup Fee: $12.50 per racked unit coming into the reserved mining site.

(+0.60 cents per unit for any units shipped in OEM or individual cardboard boxing. Storage for individual boxing is not included in the contract price.)

One-time De-Racking Fee: $25.00 per unit leaving the reserved mining site.

In all cases, the Customer is responsible for the return shipping costs, packaging, or other transportation costs necessary to return the Customer’s hardware.

NOTE: COST OF SPARE PARTS ARE NOT INCLUDED IN THE SERVICE FEES.

PAYMENT TERMS

Billing shall be billed as follows:

(i)           Within 5 business days of the close of the month Cryptographic Reward Share plus an estimated electricity payment. Payable five (5) days after receipt.

(ii)          Promptly upon receipt of the final electrical bill by the local electric co- operative (usually around the 15th of each month), Host will provide a true-up invoice for any over/underbilling of power and any conforming changes to the Profit Share calculation. Any underpayment by customer shall become due immediately and any overpayment shall be credited against next month’s Profit

Billing disputes shall be handled per Section 5.2 of the Agreement.

SECURITY DEPOSIT /CREDIT SUPPORT

Total deposit of $250,000, with $150,000 due at contract signing and $100,000 due in 90 days

In addition to the rights laid forth in the term sheet the following will be laid forth in the definitive documentation:

1. Customer will covenant that it will not create or permit to be created or to remain any mortgage, pledge, lien, lease, hypothecation, security interest, encumbrance, charge, or conditional sale or other restriction (“Liens”) on any of the Mining Equipment and all substitutions, replacements, improvements, or additions thereto [other than as laid forth in the tripartite agreement between Customer, Host and Luxor Technologies dated…] During the Term, Customer will authorize Host to file a UCC financing statement describing such covenant, if Host determines it is desirable to provide notice to other persons of such restrictions.

2. In the event Customer fails to pay any amount due under the Definitive Documentation (a “Payment Default”) and such Payment Default exists for seven (7) calendar days, Host may specify that one hundred percent (100%) of the cryptocurrency mined from Customer’s Mining Equipment will be exclusively for, and remitted to, Host’s account until such time as such past due amount plus any penalties are remitted in full. Host will sell the cryptocurrency mined on a regular basis and shall not be responsible for any gain / loss resulting from the revaluation of such currency.

3. If a Payment Default exists for thirty (30) calendar days, in addition to the rights granted to Host under the Definitive Documentation, Host may elect in its sole discretion to terminate the Definitive Documentation and elect to retain funds from

(i) the Credit Support plus (ii) any funds mined to its own account during the period of default, and (iii) liquidate the Mining Equipment to compensate for losses or other amounts owed hereunder or any ancillary agreement between the Parties or their

Affiliates.

EXCESS UNITS DELIVERED	The following handling fees shall apply to Excess Units: (a) $10/box, and (b) $500/pallet.
EARLY TERMINATION FEES	$60,000 per Co-Location Demand MW Terminated

General: In the event of an inconsistency between the terms and conditions of this Exhibit A and the Agreement, the terms and conditions of this Exhibit A shall control.

18

EXHIBIT B

Out-Of-Scope Labor Rates

Host shall have an obligation to operate and monitor equipment in a commercially reasonable manner, as set forth in Section 2 of the Agreement. For projects that are considered out of the scope of Host’s operating obligations (including equipment repair), the following labor rates shall apply. Host shall provide an estimate and notify you in advance before undertaking out-of-scope labor.

Labor	Rate
Standard Business Labor Hours (9am - 5pm EST, Monday – Thursday)	$250 / hour
After Hours Labor (5:01pm - 9pm EST, Monday – Thursday)	$350 / Hour
Graveyard Hours Labor (9:01pm - 8:59am EST, Monday – Thursday)	$400 / Hour
Labor All Other Times including US holidays	$400 / Hour
Outside Services (electrical, accounting, engineering, etc.)	Cost Passthrough + 25% markup. Requires quote and approval

Hours Cap: 30 hours per week for the first month, and 20 hours per week for the subsequent months, which does not roll over month to month.

19

EXHIBIT C

Asset Inventory

Host shall ensure the capacity that Host provides to You is the lower of:

(a) 9.6 MW of contract demand; or

(b) The units specified in the Customer Order * their nameplate capacity as shown here:

Deployment	Unit Type	Delivery Date	Boxes / Pallets	Qty[3]	Nameplate	Nameplate
					kW / Unit[1,2]	TH / Unit[1]
1	S19 Jpro	12/2/2024	Pallets	1500	3.068	100
2	S19 Jpro	1/2/2025	Pallets	1500	3.068	100

Deployment Total				2,880[3]	8,835.84 kW	288 Ph/s

Notes:

1 +/- 5%

2 You plan to underclock (UC) miners to achieve optimal J/Th and deployment

3 2,880 units will be deployed with 20 units for extras/spare parts. 3,000 units will be delivered to host in 2 shipments for the DOA process. Customer elects to send out 100 units to an auxiliary site and will not be deployed at Host site. (3000 units delivered to Host for DOA process - 100 units sent by customer to aux facility – 20 units used for spare parts= 2,880 total units deployed and managed by Host.

20

EXHIBIT D

Firmware Usage Addendum to Co-Location Services Agreement

This Firmware Usage Addendum ("Addendum") is an integral part of the Co-Location Services Agreement made and entered into as of the Effective Date.

1.	Initial Firmware Designation: You have initially designated to use LuxorOS Firmware ("Initial Firmware") for the Mining Equipment ("Mining Equipment" as defined in the Agreement) as part of the Services provided by Host.

2.	You may create your own LuxorOS account and designate it for use on the machines. If you do not, Host will use its own account and the prevailing Hosting rate as published by LuxorOS shall apply.

3.	Host's Right to Switch Firmware:

2.1. Host agrees to deploy the Initial Firmware on the Mining Equipment as designated by you. However, Host reserves the right, in its reasonable discretion, to determine if the Initial Firmware is impairing the normal functionality of the Mining Equipment.

2.2. If Host determines that the Initial Firmware is causing impairment, Host may require you to switch to an alternative firmware. This decision shall be made at the Hosts reasonable discretion.

2.3. The alternative firmware shall be Bitmain stock firmware or BraiinsOS ("Alternative Firmware"), as designated by Host.

3.	Notice and Consent: Host shall provide Written Notice to you, outlining the reasons for requiring the switch to Alternative Firmware 36 hours prior to any such change.

4.	In the event of any conflict between the terms of this Addendum and the Agreement, the terms of the Agreement shall prevail.

DVSL ComputeCo, LLC By: DVSL ComputeCo, LLC., its sole member By: __________________________________ Name: John Tunison Title: CFO	BitMine Immersion Technologies, Inc. By: __________________________________ Name: _______________________________ Title: _________________________________

21

EXHIBIT E

Service Level – Included Services

Service Level -- Included Services are a company standard for all customers and subject to change at Host’s reasonable discretion. A copy of the policy is provided here for convenience. Capitalized Terms not otherwise defined herein shall have the meanings ascribed to them in the Definitive Documentation.

The following Services shall be included in the monthly Hosting Fee, the rate and amount of which shall be set out in a Customer Order:

1.	Acceptance and Inspection of Mining Equipment.
1.1.	Host shall be responsible for the installation and configuration of the Mining Equipment at each Facility, and will do all such other things as are necessary to render each Facility fully operational within the period indicated in the relevant Customer Order.
1.2.	Inspection of Mining Equipment upon delivery to each Facility and tracking to ensure timely delivery. Host will take photos of all undamaged pallets, boxes, or other receivables and provide that to the Customer upon receipt.
1.3.	Prompt inspection and review of Mining Equipment upon delivery operation of the Mining Equipment to each Facility. Consultation with Customer to take receipt of instructions to reject any Mining Equipment that is not strictly in conformance with the Customer’s requirements and specifications. Documentation to be taken and recorded with hardware identifiers such as serial number.
1.4.	Upon completion of inspection, written notice to Customer that the delivered Mining Equipment has been accepted, or if it fails inspection, notice that the delivered Mining Equipment is damaged/defective.

2.	Set-Up Service. Host is responsible for doing all such things as are necessary for the setup of each Facility. Without limitation, this shall include the following:
2.1.	Installation of the Mining Equipment. When hardware is installed, Host must record serial number, and provide the correlation between the serial number, IP, and the MAC address.
2.2.	Selection, supply and installation of all shelving, electrical and cabling, and other materials required for the physical installation of each Facility.
2.3.	Connection to all necessary electrical and communications sources.
2.4.	All materials provided by Host will be in good condition, and suitable for the purposes for which they are used. Without limitation, all current-carrying equipment in good condition, and of a type, construction, and capacity appropriate for their use on the circuits to which they are connected. Time shall be of the essence with respect to the Host’s provision of set-up services.

3.	Internet Access / Network Connectivity.
3.1.	Host will provide state-of-the-art internet connectivity, including DNS and IP addresses, to enable Mining Equipment in each Facility to reliably connect to the Internet. Host shall ensure that all necessary redundancy is in place to ensure connectivity remains stable. Host shall make arrangements with redundant service Hosts using different technology appropriate to achieve this level of reliability.
3.2.	Host will endeavor to inform Customer of all scheduled maintenance or repairs which could reasonably be expected to cause interruption to internet access at least five (5) days prior to the planned maintenance or repairs.

22

4.	Security. Host shall do all such things as are necessary to ensure the safety, security and orderly operation of each Facility, and shall ensure that each Facility is adequately protected against unauthorized access theft, trespass, and fire, including, without limitation:
4.1.	Each Facility will be secured 24 hours, 7 days per week.
4.2.	Each Facility shall maintain commercially reasonable security systems
4.3.	Each Facility shall maintain commercially reasonable fire suppression standards.
4.4.	Access to each Facility will be limited to authorized Host Personnel (and to Customer and its designees, pursuant to Customer’s access rights).

5.	Climate and Environment. Host will ensure that the dust and air filtration levels of the Facilities conform to commercially reasonable standards.

6.	Power. Host will be responsible for monitoring and managing capacity and power draw on each circuit or fuse serving the Mining Equipment.

7.	Cleaning. Host shall provide all necessary cleaning services necessary ensure that the Customer Space is adequately free of dust and other debris so as to guarantee optimum working conditions for the Mining Equipment and other equipment and peripherals comprising each Facility. Each Facility’s air filtration will be adequately cleaned on a regular basis or changed out no less frequently than quarterly, and the Mining Equipment will be blown out after every filter change. In addition, Host will ensure that the following items are not left in the Customer Space: cardboard boxes, paper, books, paper or plastic bags, or any other similar combustible material. Host must give notice no less than 5 Business Days prior to conducting any preventative or planned maintenance and cleaning of the Customer Space and/or Mining Equipment.

8.	Regular walk-through and visual inspection for alerts
8.1.	Visual & olfactory inspection of miner in search of any abnormal or obvious signs of distress
8.2.	Configuration / Reconfiguration of ASIC Miner
8.3.	Changing any damaged power supply cables with known, good working source,
8.4.	Changing any damaged network cable with known, good working source.
8.5.	Re-performing one or more basic troubleshooting processes
8.6.	Power cycling

9.	Disaster Recovery. In the event of a disaster or catastrophe totally or partially disabling a Facility, whether due to natural or man-made causes, Host agrees to use its best efforts to aid in the prompt restoration of Facility functionality, including, without limitation, furnishing of emergency replacements of equipment upon request via expedited delivery. Customer shall be treated at least as favorably as Host’s most favored customer in the event that the disaster or catastrophe affects others. Customer and Host shall negotiate in good faith to provide reimbursement to Host for the actual costs of time, materials, and shipping involved in such emergency response.

23

Exhibit F

Metering Diagram

[Attached]

24

Exhibit G

Power Purchase Contract

[Attached]

25